Filed pursuant to Rule 424(b)(7)
Registration No. 333-260974

PROSPECTUS

Up to 11,477,396 Common Shares

This prospectus relates to the resale from time to time of up to 11,477,396 common shares of ObsEva SA, or the Company, by the selling shareholders, including their transferees, pledgees or donees, or their respective successors. We are registering these shares on behalf of the selling shareholders, to be offered and sold by them from time to time, to satisfy certain registration rights that we have granted to the selling shareholders. The shares being registered for resale are issuable upon the conversion of our Senior Secured Convertible Note due October 12, 2024, or the Note, and shares issuable upon exercise of a common stock purchase warrant that we issued concurrent with the Note. We will not receive any proceeds from the sale of the shares offered by this prospectus or upon the conversion of the Note.

The selling shareholders identified in this prospectus, or their respective pledgees, donees, transferees and other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders may resell the common shares directly or through one or more underwriters, broker-dealers or agents. For additional information on the methods of sale that may be used by the selling shareholders, see the section entitled “Plan of Distribution” on page 21. For a list of the selling shareholders, see the section entitled “Selling Shareholders” on page 20.

We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling shareholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of our common shares.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our common shares are listed on the Nasdaq Global Select Market under the symbol “OBSV” and on the SIX Swiss Exchange under the symbol “OBSN.” On November 9, 2021, the last reported sale price of the common shares on the Nasdaq Global Select Market was $2.46 per share.

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Our business and an investment in our common shares involve significant risks. These risks are described under the caption “Risk Factors” beginning on page 11 of this prospectus and under similar headings in the documents incorporated by reference into this prospectus.

Neither the U.S. Securities and Exchange Commission nor any U.S. state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 22, 2021.

Prospectus

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ABOUT THIS PROSPECTUS

Neither we nor the selling shareholders or the underwriters, if any, have authorized anyone to provide you with any information or to make any representation other than as may be contained in or incorporated by reference into this prospectus, any prospectus supplement or in any free writing prospectus that we may file with the U.S. Securities and Exchange Commission, or the SEC. We do not, and the selling shareholders or the underwriters, if any, do not, take any responsibility for, and can provide no assurances as to, the reliability of any information that others may provide you. This prospectus and any applicable prospectus supplement or free writing prospectus do not constitute an offer to sell any securities in any jurisdiction where such offer and sale are not permitted. The information contained in or incorporated by reference into this prospectus or any prospectus supplement, free writing prospectus or other offering material is accurate only as of the respective dates of those documents or information, regardless of the time of delivery of the documents or information or the time of any sale of the securities. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.

This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process or continuous offering process. Under this shelf registration process, the selling shareholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered, from time to time, by the selling shareholders. Each time a selling stockholder sells securities, the selling stockholder may be required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling stockholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in the prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.

You should read this prospectus and any prospectus supplement for a specific offering of securities, together with additional information described in the sections entitled “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus, before making an investment decision. You should rely only on the information contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement or any free writing prospectus prepared by or on behalf of us to which we have referred you.

Unless otherwise stated, all references in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our,” “ObsEva,” “company” and similar designations refer, collectively, to ObsEva SA.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

We present our consolidated financial statements in U.S. dollars and in accordance with IFRS. None of the financial statements incorporated by reference into this prospectus were prepared in accordance with generally accepted accounting principles in the United States.

The terms “dollar,” “USD” or “$” refer to U.S. dollars, the terms “Swiss Francs” or “CHF” refer to the legal currency of Switzerland and the terms “€” or “euro” are to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the treaty establishing the European Community, as amended. Unless otherwise indicated, all references to currency amounts in this prospectus are in U.S. dollars.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

TRADEMARKS

“ObsEva,” the ObsEva logo and other trademarks or service marks of ObsEva SA appearing in this prospectus are the property of ObsEva SA. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that involve a number of risks and uncertainties. Although our forward-looking statements reflect the good faith judgment of our management, these statements can only be based on facts and factors currently known by us. Consequently, these forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from results and outcomes discussed in the forward-looking statements.

All statements other than present and historical facts and conditions contained in this prospectus and the information incorporated by reference in this prospectus including statements regarding our future results of operations and financial positions, business strategy, plans and our objectives for future operations, are forward-looking statements. The words “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “intend,” “is designed to,” “may,” “might,” “plan,” “potential,” “predict,” “objective,” “should,” “would,” or the negative of these and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified under the section entitled “Item 3.D—Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2020 filed with the SEC on March 5, 2021 and our Report on Form 6-K filed with the SEC on November 4, 2021, pursuant to the U.S. Securities and Exchange Act of 1934, as amended. These risks and uncertainties include factors relating to:

•	the success, cost, timing and potential indications of our product candidates’ development activities and clinical trials, including our ongoing and future trials of linzagolix and nolasiban;

•

our or our partners’ ability to obtain and maintain regulatory approval of our product candidates, including linzagolix and nolasiban, in any of the indications for which we or our partners plan to develop them, and any related restrictions, limitations or warnings in the label of an approved product;

•	the results of ongoing or future clinical trials, including of linzagolix and nolasiban;

•

our ability to obtain funding for our operations, including funding necessary to complete the clinical trials of any of our product candidates, and the terms on which we are able to raise that additional capital;

•	the availability of funds under our convertible note financing agreement or any future financing arrangement;

•	our plans to research, develop and commercialize our product candidates;

•	the timing of our regulatory filings for our product candidates;

•	the clinical utility of our product candidates;

•	the size and growth potential of the markets for our product candidates;

•	our commercialization, marketing and manufacturing capabilities and strategy;

•

our expectations regarding our ability to obtain and maintain intellectual property protection for our product candidates and our ability to operate our business without infringing on the intellectual property rights of others;

•	the timing and amount of milestone and royalty payments we are required to make under our in-license agreements;

•	the timing and amount of milestone and royalty payments we are entitled to receive under our out-license/sublicense agreements;

•	our ability to attract and retain qualified employees and key personnel;

•	our ability to contract with third-party suppliers and manufacturers and their ability to perform adequately;

•	the activities of our competitors and the success of competing therapies that are or become available;

•	our plans to in-license or acquire additional product candidates;

•	how long we will qualify as an emerging growth company or a foreign private issuer;

•	our estimates regarding future revenue, expenses and needs for additional financing;

•	our ability to build our commercialization organization;

•	the duration, severity and impact on our operations and clinical trials of the COVID-19 pandemic; and

•	regulatory developments in the United States and foreign countries.

The forward-looking statements are subject to a number of risks and uncertainties, including those listed under the caption “Risk Factors” in this prospectus and the information incorporated by reference in this prospectus. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus and the information incorporated by reference in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus and the information incorporated by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward- looking statements by these cautionary statements.

This prospectus and the information incorporated by reference in this prospectus may contain market data and industry forecasts that were obtained from industry publications. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the market position, market opportunity and market size information included in this prospectus and the information incorporated by reference in this prospectus is generally reliable, such information is inherently imprecise.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information referred to under the heading “Risk Factors” in this prospectus and under similar headings in our Annual Report on Form 20-F for the year ended December 31, 2020 filed with the Securities and Exchange Commission, or SEC, on March 5, 2021, and our Report on Form 6-K filed with the SEC on November 4, 2021, the information incorporated by reference in this prospectus and the information included in any free writing prospectus that we have authorized for use in connection with this offering before making an investment decision.

Overview

We are a biopharmaceutical company focused on the development and commercialization of novel therapies to improve women’s reproductive health. We are advancing a pipeline of orally-administered innovative new chemical entities, or NCEs, for the treatment of symptoms associated with uterine fibroids, endometriosis, preterm labor and improvement of clinical pregnancy and live birth rates in women undergoing IVF. We have assembled a strong management team with extensive experience in successfully developing and commercializing therapeutics in our target market. Our goal is to build the leading women’s reproductive health company focused on conditions where current treatment options are limited and significant unmet needs exist.

Our portfolio currently consists of three in-licensed NCEs in development for four indications intended to address areas that we believe present significant unmet medical needs:

Linzagolix for management of uterine fibroids and endometriosis.

We are developing linzagolix as a novel, oral gonadotropin releasing hormone, or GnRH, receptor antagonist, for the treatment of uterine fibroids and endometriosis in pre-menopausal women.

We have conducted two Phase 3 clinical trials of linzagolix in patients with heavy menstrual bleeding associated with uterine fibroids, PRIMROSE 1 (conducted in the United States) and PRIMROSE 2 (conducted in Europe and the United States). In both trials, patients were administered linzagolix doses of 100 mg or 200mg, both with and without hormonal add back therapy (ABT; estradiol 1 mg and norethindrone acetate 0.5 mg), or placebo. The primary endpoint for both trials was response rate, with response defined as reduction in heavy menstrual bleeding due to uterine fibroids as measured by the alkaline hematin method.

The primary endpoint at week 24 was successfully met in both PRIMROSE 1 and PRIMROSE 2. Furthermore, we believe that based on pooled week 52 clinical data from these two Phase 3 trials linzagolix has the potential for a best-in-class profile, with a pooled response rate of 89.3% in women receiving linzagolix 200 mg with ABT, and 56.4% in women receiving linzagolix 100 mg without ABT. In December 2020, we reported Week 76 results for PRIMROSE 2 (6 months after stopping linzagolix treatment). These results showed continued pain reduction, continued improvement in additional secondary efficacy endpoints, and evidence of bone mineral density, or BMD, recovery after treatment completion at 52 weeks. In May 2021, we reported Week 76 results for PRIMROSE 1. These results were consistent with findings from PRIMROSE 2, showing that off-treatment pain scores remained lower than baseline across all treatment arms. Improvements in other clinically relevant secondary endpoints, including hemoglobin levels and quality of life also persisted off-treatment, supporting the durability of the treatment effect of linzagolix. Furthermore, as observed in PRIMROSE 2, the PRIMROSE 1 DXA bone density scan results at Week 76 showed evidence of BMD recovery.

In November 2020, we submitted a Marketing Authorization Application, or MAA, to the European Medicines Agency, or EMA, for the treatment of uterine fibroids in adult women of reproductive age. Our application has been validated by the EMA, as announced in January 2021, and we expect to receive a positive opinion from the Committee for Medicinal Products for Human Use (CHMP) for linzagolix in the fourth quarter of 2021, with formal product approval expected to follow shortly thereafter. If approved by the European Commission, linzagolix will be the only GnRH antagonist with flexible dose regimen options, with and without hormonal ABT, offering individualized treatment for the management of uterine fibroids. In September 2021, we submitted a New Drug Application, or NDA, to the U.S. Food and Drug Administration, or FDA, for linzagolix for the treatment of uterine fibroids. The NDA submission includes the positive PRIMROSE 1 and PRIMROSE 2 full data package including week 52 data and post treatment follow-up data up to week 76 for both trials. If approved by the FDA, linzagolix will be the only GnRH antagonist with flexible dose regimen options, with or without hormonal ABT, offering individualized treatment for the management of uterine fibroids including doses with and without concomitant ABT.

We are currently conducting an observational study (PRIMROSE 3) of bone mineral density in women who completed at least 20 weeks of treatment in either of the PRIMROSE 1 or 2 studies. Women who enroll in the study will undergo DXA scanning every six months for a total of 24 months following treatment completion in a PRIMROSE study. The objectives of the study are to describe BMD changes up to 24 months following previous treatment with placebo or linzagolix 100 mg or 200 mg with or without hormonal ABT in the context of the PRIMROSE 1 and 2 studies and to evaluate BMD recovery in these women.

In addition to linzagolix for uterine fibroids, we are presently conducting a Phase 3 clinical trial for the treatment of endometriosis associated pain, EDELWEISS 3 (conducted in Europe and in the United States), which was initiated in May 2019. This Phase 3 trial enrolled approximately 450 patients with endometriosis associated pain, with a co-primary endpoint of patients’ response on both dysmenorrhea (menstrual pain) and non-menstrual pelvic pain. This trial includes a 75 mg once daily dose without hormonal ABT (1mg E2 / 0.5mg NETA) and a 200 mg once daily dose with concomitant ABT. Subjects who have completed the initial six-month treatment period for the EDELWEISS 3 trial will have the option to enter a 6-month treatment extension (the EDELWEISS Extension trial). We have completed enrollment for the EDELWEISS 3 trial and expect primary endpoint data in the fourth quarter of 2021.

In October 2021, we announced a strategic relationship with Syneos Health® (Nasdaq:SYNH), the only fully integrated biopharmaceutical solutions organization, to commercialize linzagolix.

Ebopiprant for the treatment of preterm labor

In July 2021, we and Organon & Co., or Organon, entered into an agreement whereby Organon licensed the global development, manufacturing and commercial rights to ebopiprant (formerly OBE022), an oral and selective prostaglandin F2α receptor antagonist, for preterm labor in weeks 24 to 34 of pregnancy. Organon intends to work with the scientific and medical communities and regulatory authorities in major markets, including the United States, to advance the clinical development and registration of ebopiprant. Under the terms of the agreement, Organon gained exclusive worldwide rights to develop, manufacture and commercialize ebopiprant. We are entitled to receive tiered double-digit royalties on commercial sales as well as up to $500 million in upfront and milestone payments, including $25 million that was paid at signing, up to $90 million in development and regulatory milestones and up to $385 million sales-based milestones.

Nolasiban for the improvement of pregnancy and birth rates in women undergoing embryo transfer following in-vitro fertilization.

In January 2020, we and Hangzhou YuYuan BioScience Technology Co., Ltd., or YuYuan, entered into a sublicense agreement to develop and commercialize Nolasiban, an oral oxytocin receptor antagonist, to improve clinical pregnancy and live birth rates in women undergoing in-vitro fertilization, or IVF, in the People’s Republic of China. Under the terms of the agreement, YuYuan has the exclusive rights to develop and commercialize nolasiban in China and will fund all development and registration activities in China, starting with the commitment to conduct Phase 1 trials and a Phase 2 proof-of-concept trial in China. We retain all rights to the product outside of China and have agreed to collaborate with YuYuan on its global development. Our development and commercialization partnership with YuYuan continues with steering committee meetings to define the development plan for nolasiban in China for women undergoing embryo transfer following IVF.

Recent Developments

In October 2021, we entered into a convertible note financing agreement, or the Note Agreement, with JGB (Cayman) Port Ellen Ltd. which is structured to provide up to $135 million in borrowing capacity, available in nine tranches. The first tranche, for a funded amount of $30 million, was received at the initial closing and primarily used to retire our existing debt facility with Oxford Finance LLC. We will receive gross proceeds of $9.525 million from the second tranche, $16.725 million from the third tranche and $13.125 million from each remaining tranche thereafter. The last four tranches may be drawn at our option. The availability of each of the subsequent tranches following the initial tranche will be subject to our meeting certain conditions, including, among others, that our volume-weighted average price is not below $3.00 per share for five or more trading days during the 30 days prior to a tranche funding date. The second tranche will be funded 135 days following the initial closing and each subsequent tranche will be funded 90 days after the preceding tranche. All principal and interest under the notes is convertible into our common shares at an initial conversion price of $3.20 per share. The conversion price is subject to adjustment under certain circumstances in accordance with the terms of the notes. The notes will bear interest at a rate of 9.5% per year, and will be issued with an original issue discount of 4.75%. Each tranche of notes will mature three years from the date of issuance, unless earlier converted or prepaid in accordance with their terms. In connection with each tranche, we will also issue warrants to purchase our common shares in an amount equal to 20% of the funded amount for such tranche, including a warrant to purchase 1,634,877 common shares that was issued at the initial closing. The warrants will have an exercise price of $3.67 per share and a four-year term from the date of issuance. The notes and warrant contain certain provisions that restrict the holder from converting the notes or exercising the warrants if such conversion or exercise, as applicable, would result in the holder beneficially owning in excess of 4.9% of our common shares.

Going Concern

We have incurred recurring losses since inception, including net losses of $38.3 million for the nine-month period ended September 30, 2021. As of September 30, 2021, we had accumulated losses of $448.3 million, out of which $30.6 million were offset with share premium. We expect to continue to generate operating losses in the foreseeable future, even though certain spending associated with our ongoing clinical trials has been and may be further delayed as a result of the COVID-19 pandemic. As of September 30, 2021, we had cash and cash equivalents of $62.9 million and subsequent to September 30, 2021, we received additional proceeds as part of the Note Agreement we entered into with certain funds and accounts managed by JGB Management, Inc. The Note Agreement is structured to provide $135 million in borrowing capacity, available in nine tranches, with the first tranche having been funded at the initial closing in October 2021. The subsequent tranches under the Note Agreement will be available subject to our meeting certain conditions, including, among others, that our volume-weighted average price is not below $3.00 per share for five or more trading days during the 30 days prior to a tranche funding date, or the Minimum Stock Price. The availability of future funding under the Note Agreement is dependent on whether the Minimum Stock Price condition will be met at future tranche dates. Accordingly, these future proceeds from the Note Agreement were not considered in our going concern assessment. Without such funding considered, our current cash and cash equivalents will not be sufficient to fund our operations and meet all of our obligations as they fall due for at least one year from the date of the issuance of our unaudited condensed consolidated financial statements for the nine month period ended September 30, 2021, and, as a result, there is substantial doubt regarding our ability to continue as a going concern. Our unaudited condensed consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our future viability is dependent on our ability to raise additional capital to finance our future operations. We will seek additional funding through public or private financings, debt financing or collaboration agreements. The sale of additional equity may dilute existing shareholders and newly issued shares may contain senior rights and preferences compared to currently outstanding common shares. Issued debt securities may contain covenants and limit our ability to pay dividends or make other distributions to shareholders. The inability to obtain funding, as and when needed, would have a negative impact on our financial condition and ability to pursue our business strategies. If we are unable to obtain the required funding to run our operations and to develop and commercialize our product candidates, we could be forced to delay, reduce or eliminate some or all of our research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect our business prospects, or we may be unable to continue operations. Management continues to explore options to obtain additional funding, including through collaborations with third parties related to the future potential development and/or commercialization of its product candidates. However, there is no assurance that we will be successful in raising funds, closing a collaboration agreement, obtaining sufficient funding on terms acceptable to us, or if at all, which could have a material adverse effect on our business, results of operations and financial conditions.

Corporate Information

We are a Swiss stock corporation (société anonyme) organized under the laws of Switzerland. We were formed in 2012 with an indefinite duration. We are currently registered in Plan-les-Ouates, Geneva, Switzerland. Our principal executive offices are located at Chemin des Aulx, 12, 1228 Plan-les-Ouates, Geneva, Switzerland. Our telephone number is +41 22 552 38 40. Our agent for service of process in the United States is Cogency Global Inc. We maintain a corporate website at www.obseva.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Our common shares have been listed on the Nasdaq Global Select Market under the symbol “OBSV” since January 26, 2017, and on SIX Swiss Exchange, or SIX, under the symbol “OBSN” since July 13, 2018.

THE OFFERING

Common shares offered by the selling shareholders	11,477,396 common shares.

Terms of the Offering	The selling shareholders, including their transferees, donees, pledgees or successors-in-interest, may sell, transfer or otherwise dispose of any or all of the common shares offered by this prospectus from time to time on the Nasdaq Global Select Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The common shares may be sold at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. See “Plan of Distribution” on page 21.

Use of Proceeds	We will not receive any proceeds from the sale of the common shares covered by this prospectus. We will receive proceeds from an exercise of warrants by the selling stockholders, which proceeds, if any, will be used for general corporate purposes.

Risk Factors	Investment in our securities involves significant risks. You should read the “Risk Factors” section of this prospectus beginning on page 11 and the risk factors set forth in our Annual Report on Form 20-F for the year ended December 31, 2020 filed with the SEC on March 5, 2021 and our Report on Form 6-K filed with the SEC on November 4, 2021, which are incorporated by reference herein, for a discussion of factors to consider carefully before deciding to invest in our common shares.

Nasdaq Global Select Market Symbol:	“OBSV”

SIX Swiss Exchange trading symbol	“OBSN”

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to purchase our securities, you should carefully consider the risk factors set forth in our Annual Report on Form 20-F for the year ended December 31, 2020 filed with the SEC on March 5, 2021 and our Report on Form 6-K filed with the SEC on November 4, 2021, and the other information contained in this prospectus, as updated by those subsequent filings with the SEC under the Exchange Act, that are incorporated herein by reference. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline, in which case you may lose all or part of your investment. For more information, see “Where You Can Find More Information” and “Incorporation of Information by Reference.”

Risks Related to this Offering

Raising additional capital may cause dilution to our shareholders, restrict our operations or require us to relinquish rights to our product candidates.

Until such time, if ever, as we can generate substantial revenue from the sale of our product candidates, if ever, we expect to finance our operations through a combination of equity offerings, royalty financing, debt financings, and license and development arrangements in connection with any future collaborations. Other than the Note Agreement, we do not have any committed external sources of funds. To the extent that we raise additional capital through the sale of equity securities or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common shareholder. Royalty financing, if available, may only provide future payments contingent upon development, regulatory or commercial milestones and royalty payments as a percentage of our future sales. Debt financing, if available, could result in increased fixed payment obligations and may involve agreements that include restrictive covenants, such as limitations on our ability to incur additional debt, make capital expenditures, acquire, sell or license intellectual property rights or declare dividends, and other operating restrictions that could hurt our ability to conduct our business.

If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may be required to relinquish valuable rights to our research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity, royalty or debt financings or other arrangements with third parties when needed, we may be required to delay, limit, reduce or terminate our drug development or future commercialization efforts or grant rights to third parties to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Future sales of common shares by our shareholders could depress the market price of our common shares.

As of September 30, 2021, 85,220,471 common shares, including 7,249,010 treasury shares, were issued and outstanding. Sales of a substantial number of our common shares in the public market, or the perception that these sales might occur, including with respect to common shares that may be issued upon the conversion of notes or exercise of warrants that may be issued pursuant to our recent convertible note financing agreement, could depress the market price of our securities and could impair our ability to raise capital through the sale of additional equity securities. A substantial number of our common shares are now generally freely tradable, subject, in the case of sales by our affiliates, to the volume limitations and other provisions of Rule 144 under the Securities Act. If holders of these common shares sell, or indicate an intent to sell, substantial amounts of our securities in the public market, the trading price of our common shares could decline significantly.

We have also filed a registration statement with the SEC to register the common shares that may be issued under our equity incentive plans. The common shares subject to outstanding options under our equity incentive plans and common shares reserved for future issuance under our equity incentive plans will become eligible for sale in the public market in the future, subject to certain legal and contractual limitations. Sales of a large number of the common shares issued under these plans in the public market could have an adverse effect on the market price of our common shares.

Risks Related to Our Business

The availability or incurrence of debt may impact our financial position and may subject us to additional financial and operating restrictions.

In October 2021, we entered into a convertible note financing agreement, or the Note Agreement, with JGB (Cayman) Port Ellen Ltd., or JGB, which is structured to provide up to $135 million in borrowing capacity, available in nine tranches. The last four tranches may be drawn at our option. The availability of each of the subsequent tranches following the initial tranche will be subject to our meeting certain conditions, including, among others, that our volume-weighted average price is not below $3.00 per share for five or more trading days during the 30 days prior to a tranche funding date. The second tranche will be funded 135 days following the initial closing and each subsequent tranche will be funded 90 days after the preceding tranche. Our overall leverage and certain covenants and obligations contained in the related documentation could adversely affect our financial health and business and future operations by, among other things:

•	making it more difficult to satisfy our obligations, including under the terms of the Note Agreement;

•	limiting our ability to refinance our debt on terms acceptable to us or at all;

•	limiting our flexibility to plan for and adjust to changing business and market conditions and increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to use our available cash flow to fund future acquisitions and to make dividend payments; and

•	limiting our ability to obtain additional financing for working capital, to fund growth or for general corporate purposes, even when necessary to maintain adequate liquidity.

In addition, the Note Agreement is secured by an account control agreement in favor of JGB, and we are obligated to maintain a minimum cash amount of $25 million in such deposit account, subject to additional incremental increases totaling $27.0 million in aggregate depending on the amount of debt outstanding under the Note Agreement. Our obligations under the Notes are guaranteed by all of our subsidiaries pursuant to a corporate guaranty agreement entered into in connection with the Note Agreement. Upon the occurrence and during the continuance of an event of default, JGB may declare all outstanding principal and accrued and unpaid interest under the notes immediately due and payable and exercise the other rights and remedies provided for under the notes, the Note Agreement and related loan documents.

Our recurring losses, negative cash flows and significant accumulated deficit have raised substantial doubt regarding our ability to continue as a going concern.

Since inception, we have experienced recurring operating losses and negative cash flows from operating activities, and have significant accumulated deficit. We expect to continue to generate operating losses for the foreseeable future. As of September 30, 2021, we had cash and cash equivalents of $62.9 million and subsequent to September 30, 2021, we received additional proceeds as part of the Note Agreement we entered into with JGB. The Note Agreement is structured to provide $135 million in borrowing capacity, available in nine tranches, with the first tranche having been funded at the initial closing in October 2021. The subsequent tranches under the Note Agreement will be available subject to us meeting certain conditions, including, among others, that our volume-weighted average price is not below $3.00 per share for five or more trading days during the 30 days prior to a tranche funding date, the Minimum Stock Price. The availability of future funding under the Note Agreement is dependent on whether the Minimum Stock Price condition will be met at future tranche dates. Accordingly, these proceeds from the Note Agreement were not considered in our going concern assessment. Without such funding considered, our current cash and cash equivalents will not be sufficient to fund our operations and meet all of our obligations as they fall due for at least one year from the date of the issuance of our unaudited condensed consolidated financial statements for the nine-month period ended September 30, 2021 and, as a result, there is substantial doubt regarding our ability to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our consolidated financial statements, and it is likely that investors will lose all or a part of their investment. Future reports from our independent registered public accounting firm may also contain statements expressing doubt about our ability to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding on commercially reasonable terms or at all.

USE OF PROCEEDS

The selling shareholders will receive all of the proceeds from their sale from time to time under this prospectus and any accompanying prospectus supplement of the common shares described herein. We will not receive any proceeds from these sales. We will receive proceeds from an exercise of the warrants by the selling stockholders. We will use any such proceeds, if any, for general corporate purposes.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital summarizes certain provisions of our articles of association. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our articles of association, a copy of which has been incorporated by reference into the registration statement of which this prospectus supplement forms a part.

The Company

We are a Swiss stock corporation (société anonyme) organized under the laws of Switzerland. We were formed in 2012 with an indefinite duration. We are currently registered in Plan-les-Ouates, Geneva, Switzerland. Our principal executive offices are located at Chemin des Aulx, 12, 1228 Plan-les-Ouates, Geneva, Switzerland.

Share Capital

As of September 30, 2021, our issued and fully paid-in share capital registered with the commercial registry of the Swiss canton of Geneva, Switzerland, consisted of 85,220,471 common shares, par value CHF 1/13 per share, and no preferred shares. As of November 8, 2021, all of our issued shares were registered with the commercial registry of the Swiss canton of Geneva, Switzerland.

Under our articles of association, as amended on June 30, 2021, our board of directors is authorized, at any time until May 28, 2023, to increase our share capital by a maximum aggregate par value of CHF 3,123,864 through the issuance of not more than 40,610,232 common shares, which would have to be fully paid-in, with a par value of CHF 1/13 per share.

Under our articles of association, as amended on June 30, 2021, our share capital may be increased by a maximum aggregate amount of CHF 1,058,316.00 through the issuance of not more than 13,758,108 common shares, par value CHF 1/13 per share, in connection with our equity incentive plans.

Under our articles of association, as amended on June 30, 2021, our share capital may be increased by a maximum aggregate amount of CHF 1,757,855 and 9/13th of a Swiss franc through the issuance of not more than 22,852,124 common shares, which would have to be fully paid-in, with a par value of CHF 1/13 each, by the exercise of option and conversion rights granted in connection with convertible bonds or similar instruments of the Company or one of our subsidiaries.

Our share capital activity is as follows:

Common shares registered in the commercial registry at January 1, 2017	23,181,262
Common shares registered in the commercial registry in January 2017	6,450,000
Common shares registered in the commercial registry in October 2017	5,140,625
Common shares registered in the commercial registry in December 2017	2,359,375
Common shares registered in the commercial registry at December 31, 2017	37,131,262
Common shares registered in the commercial registry in March 2018	3,499,990
Common shares registered in the commercial registry in June 2018	4,750,000
Common shares registered in the commercial registry at December 31, 2018	45,381,252
Common shares registered in the commercial registry in March 2019	110,364
Common shares registered in the commercial registry in July 2019	3,064,048
Common shares registered in the commercial registry at December 31, 2019	48,555,664
Common shares registered in the commercial registry in April 2020	3,320,337
Common shares registered in the commercial registry on September 8, 2020	7,810,266
Common shares registered in the commercial registry on September 29, 2020	516,352
Common shares registered in the commercial registry at December 31, 2020	60,202,619
Common shares registered in the commercial registry at February 1, 2021	6,020,248
Common shares registered in the commercial registry on February 15, 2021	14,997,604
Common shares registered in the commercial registry on July 13, 2021	4,000,000
Common shares registered in the commercial registry at November 5, 2021	85,220,471

From January 1, 2017 through November 5, 2021, the following events have changed the number of our issued common shares:

•

On January 30, 2017, we issued 6,450,000 common shares at a price per share of $15.00 in connection with our initial public offering of our common shares on Nasdaq. On the same date, all Series A preferred shares, Series B preferred shares and non-voting shares were converted into common shares.

•

On October 9, 2017, our board of directors decided to increase our share capital through the issuance of 5,140,625 common shares at a price of $8.00 per share and approved the issuance of warrants to purchase an aggregate of 2,359,375 common shares at an exercise price of $8.00 per share.

•

On October 13, 2017, we completed a private placement of 5,140,625 common shares at a price of $8.00 per share and warrants to purchase an aggregate of 2,359,375 common shares with an exercise price of $8.00 per share. The warrants were exercised on October 13, 2017. We received net proceeds of $56.3 million from the private placement.

•

On October 24, 2017, the increase of our share capital, through the issuance of 5,140,625 common shares, par value CHF 1/13 per share, was recorded with the commercial registry of the Swiss canton of Geneva.

•

On December 7, 2017, our articles of association were amended in order to reflect the increase of our share capital by 2,359,375 common shares, issued on October 13, 2017 upon exercise of warrants. These changes were recorded with the commercial registry of the Swiss canton of Geneva, on December 13, 2017.

•

During an extraordinary general meeting of shareholders, held on January 26, 2018, our shareholders voted to amend our articles of association in order to authorize our board of directors, at any time until January 26, 2020, to increase our share capital by a maximum aggregate par value of CHF 1,428,125 through the issuance of not more than 18,565,625 common shares, which would have to be fully paid-in, with a par value of CHF 1/13 per share. In addition, our shareholders voted to amend our articles of association in order to enable the increase of our share capital from time to time by the issuance of up to 14,393,002 common shares, par value CHF 1/13 per share, upon exercise of option or conversion rights granted in connection with financial instruments issued by us or our subsidiaries. Our revised articles of association were recorded with the commercial registry of the Swiss canton of Geneva on January 31, 2018.

•

On March 12, 2018, our board of directors decided to issue 3,499,990 common shares at par value, by way of self-subscription for the purpose of rebuilding our pool of treasury shares. The increase of our share capital was recorded with the commercial registry of the Swiss canton of Geneva, on March 31, 2018.

•

During our 2018 annual general meeting of shareholders, held on May 9, 2018, our shareholders decided to amend the articles of association of the company in order to authorize our board of directors, at any time until May 9, 2020, to increase our share capital by a maximum aggregate par value of CHF 1,562,740 through the issuance of not more than 20,315,620 common shares, which would have to be fully paid-in, with a par value of CHF 1/13. In addition, our shareholders decided to amend the articles of association of the company in order to enable the increase of our share capital from time to time by the issuance of up to 5,922,618 common shares, par value CHF 1/13 per share, upon exercise of options or pre-emptive rights thereof, which have been issued or granted to employees, directors or consultants of our company or of one of our subsidiaries under the terms of our equity plans. Our revised articles of association were recorded with the commercial registry of the Swiss canton of Geneva on May 11, 2018.

•	On June 20, 2018, our board of directors decided to increase our share capital through the issuance of 4,750,000 common shares at a price of $15.39 per share.

•

On June 22, 2018, we completed a public offering of 4,750,000 common shares at a price of $15.39 per share. We received net proceeds of $68.0 million from the public offering. The increase of our share capital, through the issuance of 4,750,000 common shares, par value CHF 1/13 per share, was recorded with the commercial registry of the Swiss canton of Geneva, on June 22, 2018.

•

On March 26, 2019, our articles of association were amended in order to reflect the increase of our share capital by 110,364 common shares, issued upon exercise of stock options under our equity plans. These changes were recorded with the commercial registry of the Swiss canton of Geneva, on March 27, 2019.

•

During our 2019 annual general meeting of shareholders, held on May 8, 2019, our shareholders decided to amend the articles of association of the company in order to authorize our board of directors, at any time until May 8, 2021, to increase our share capital by a maximum aggregate par value of CHF 1,749,677 through the issuance of not more than 22,745,801 common shares, which would have to be fully paid-in, with a par value of CHF 1/13 per share. In addition, our shareholders decided to amend the articles of association of the company in order to enable the increase of our share capital from time to time by the issuance of up to 16,933,553 common shares, par value CHF 1/13 per share, upon exercise of option or conversion rights granted in connection with financial instruments issued by us or our subsidiaries. Our revised articles of association were recorded with the commercial registry of the Swiss canton of Geneva on May 9, 2019.

•

On July 17, 2019, our board decided to issue 3,064,048 common shares, at par value, which were subscribed for by our U.S. wholly-owned subsidiary, ObsEva USA Inc., for the purpose of rebuilding our pool of treasury shares. The increase of our share capital was recorded with the commercial registry of the Swiss canton of Geneva, on July 19, 2019.

•

On April 10, 2020, our board decided to issue 3,308,396 common shares, at par value, which were subscribed for by our U.S. wholly-owned subsidiary, ObsEva USA Inc., for the purpose of rebuilding our pool of treasury shares. The increase of our share capital was recorded with the commercial registry of the Swiss canton of Geneva, on April 28, 2020.

•

On April 14, 2020, our articles of association were amended in order to reflect the increase of our share capital by 11,941 common shares, issued upon exercise of stock options under our equity plans. These changes were recorded with the commercial registry of the Swiss canton of Geneva, on April 28, 2020.

•

During the 2020 Annual General Meeting, our shareholders decided to amend the articles of association of the company in order to authorize our board of directors, at any time until June 9, 2022, to increase our share capital by a maximum aggregate par value of CHF 1,995,230 through the issuance of not more than 25,937,990 common shares, which would have to be fully paid-in, with a par value of CHF 1/13 per share. In addition, our shareholders decided to amend the articles of association of the company in order to enable the increase of our share capital from time to time by the issuance of up to 9,004,437 common shares, par value CHF 1/13 per share, upon exercise of options or pre-emptive rights thereof, which have been issued or granted to employees, directors or consultants of our company or of one of our subsidiaries under the terms of our equity plans. Our revised articles of association were recorded with the commercial registry of the Swiss canton

•

In September, 2020, we completed an underwritten offering of 6,448,240 units at an effective price of $2.869 per unit, with each unit comprised of one common share (or pre-funded warrant) and one 15-month purchase warrant to purchase one common share at an exercise price of $3.43 per share. In this context, our board decided, on September 3, 2020, to issue 5,490,000 common shares for the purpose of the underwritten offering and 2,320,266 common shares, at par value, which were subscribed for by our U.S. wholly-owned subsidiary, ObsEva USA Inc., for the purpose of rebuilding our pool of treasury shares. The increase of our share capital was recorded with the commercial registry of the Swiss canton of Geneva, on September 8, 2020.

•

In September 2020, we completed a private placement of 516,352 units at an effective price of $2.905 per unit, with each unit comprised of one common share and one 15-month purchase warrant to purchase one common share at an exercise price of $3.43 per share. In this context, our board of directors decided, on September 18, 2020, to issue 516,352 common shares. The increase of our share capital was recorded with the commercial registry of the Swiss canton of Geneva, on September 29, 2020.

•

On January 27, 2021, our board decided to issue 6,020,248 common shares, at par value, which were subscribed for by our U.S. wholly-owned subsidiary, ObsEva USA Inc., for the purpose of rebuilding our pool of treasury shares. The increase of our share capital was recorded with the commercial registry of the Swiss canton of Geneva, on February 1, 2021.

•

On February 10, 2021, our board decided to issue 11,591,124 common shares, at par value, which were subscribed for by our U.S. wholly-owned subsidiary, ObsEva USA Inc., for the purpose of rebuilding our pool of treasury shares. The increase of our share capital was recorded with the commercial registry of the Swiss canton of Geneva, on February 15, 2021.

•

On February 12, 2021, our articles of association were amended in order to reflect the increase of our share capital by 3,406,480 common shares, issued upon exercise of options granted in connection with financial market instruments. These changes were recorded with the commercial registry of the Swiss canton of Geneva, on February 15, 2021.

•

During the 2021 Annual General Meeting, our shareholders decided to amend the articles of association of the company in order to authorize our board of directors, at any time until May 28, 2023, to increase our share capital by a maximum aggregate par value of CHF 3,123,864 through the issuance of not more than 40,610,232 common shares, which would have to be fully paid-in, with a par value of CHF 1/13 per share. In addition, our shareholders decided to amend the articles of association of the company in order to enable the increase of our share capital from time to time by the issuance of up to 13,758,108 common shares, par value CHF 1/13 per share, upon exercise of options or pre-emptive rights thereof, which have been issued or granted to employees, directors or consultants of our company or of one of our subsidiaries under the terms of our equity plans. Further, our shareholders decided to amend the articles of association of the company in order to enable the increase of our share capital from time to time by the issuance of up to 22,852,124 common shares, par value CHF 1/13 per share, by the exercise of option and conversion rights granted in connection with convertible bonds or similar instruments of the Company or one of our subsidiaries. Our revised articles of association were recorded with the commercial registry of the Swiss canton of Geneva, on July 13, 2021.

•

On June 30, 2021, our articles of association were amended in order to reflect the issuance of 4,000,000 additional common shares out of our conditional capital for financing purposes, further to the exercise of outstanding warrants issued in the context of the underwritten offering of September 2020. These changes were recorded with the commercial registry of the Swiss canton of Geneva, on July 13, 2021.

Listing

Our common shares are listed on the Nasdaq Global Select Market under the symbol “OBSV” and on the SIX Swiss Exchange under the symbol “OBSN.”

The Depository Trust Company

Initial settlement of any common shares to be issued pursuant to this prospectus will take place through The Depository Trust Company, or DTC, in accordance with its customary settlement procedures for equity securities. Each person owning common shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the shares.

Transfer Agent and Registrar

Our share register is currently kept by American Stock Transfer & Trust Company, LLC, which acts as transfer agent and registrar. The share register reflects only record owners of our shares. Swiss law does not recognize fractional share interests.

SELLING SHAREHOLDERS

The common shares being offered by the selling shareholders are those issuable to the selling shareholders upon conversion of our Senior Secured Convertible Note due October 12, 2024, or the Note, and shares issuable upon exercise of a common stock purchase warrant, or the Warrant, that we issued concurrent with the Note. For additional information regarding the issuance of the Senior Secured Convertible Note and Warrants, see “Recent Developments” in the Prospectus Summary above. We are registering the common shares in order to permit the selling shareholders to offer the shares for resale from time to time.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the common shares by each of the selling shareholders. The second column lists the number of common shares beneficially owned by each selling stockholder, based on its ownership of the common shares, the Note and the Warrant, as of November 10, 2021, assuming full conversion of the Note and full exercise of the Warrant held by the selling shareholders on that date, after taking into account contractual limitations on conversion or exercise on the selling stockholder.

In accordance with the terms of registration rights agreements with the selling shareholders, this prospectus generally covers the resale of that number of common shares equal to the number of common shares issuable upon conversion of the Note, determined as if the Note were converted in full, in each case as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Notwithstanding the foregoing, the maximum number of shares that may be resold under this prospectus may be limited unless and until our shareholders approve the issuance of a greater number of shares in accordance with listing standards of The Nasdaq Stock Market LLC.

For purposes of this prospectus, “selling shareholders” includes the shareholders listed below and their permitted pledgees, donees, transferees or successors-in-interest who may acquire securities through a pledge, gift, partnership distribution or other non-sale related transfer from the selling shareholders. Our registration of the resale of the common shares issuable upon conversion of the Note or upon exercise of the Warrant does not necessarily mean that the selling shareholders will sell all or any of such common shares. The following table sets forth certain information as of November 10, 2021 concerning the common shares that may be offered from time to time by each selling stockholder with this prospectus. The information is based on information provided by or on behalf of the selling shareholders. Information about the selling shareholders may change over time. Any changed or new information given to us by the selling shareholders will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part, if and when necessary.

	Shares Beneficially Owned Prior to the Offering			Number of Shares Being Offered for Resale	Shares Beneficially Owned After the Offering
Name and Address of Selling Stockholder	Shares		Percentage(1)		Shares(2)	Percentage(1)
JGB (Cayman) Port Ellen Ltd.	11,477,396	(4)	13.4%		—	—

(1)	Percentage is based on 85,220,471 common shares, excluding 7,249,010 treasury shares, outstanding as of November 10, 2021.
(2)	Assumes the sale of all shares offered pursuant to this prospectus and treats all such shares as outstanding for the purpose of calculating the beneficial ownership percentage.
(3)

JGB (Cayman) Port Ellen Ltd., as the selling shareholder, exercises voting and investment control over these shares. The address of the selling stockholder is c/o Harneys Services (Cayman) Limited, 4th Floor, Harbor Place, 103 South Church Street, PO Box 10240, Grand Cayman, Cayman Islands KY1-1002.

(4)	Consists of (i) 9,842,519 common shares issuable upon full conversion of the Note and (ii) 1,634,877 shares issuable upon full exercise of the Warrant.

PLAN OF DISTRIBUTION

We are registering the common shares covered by this prospectus on behalf of the selling shareholders, to permit the resale of these common shares by the selling shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the common shares. We will bear all fees and expenses incident to our obligation to register the common shares.

The selling shareholders may sell all or a portion of the common shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The common shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144 under the Securities Act of 1933, as amended;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling common shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the common shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). Underwriters, broker-dealers or agents who may become involved in the sale of common shares may engage in transactions with, and perform other services for, us in the ordinary course of their business for which they receive compensation. In connection with sales of the common shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common shares in the course of hedging in positions they assume. The selling shareholders may also sell common shares short and deliver common shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge common shares to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the common shares of owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the common shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Any broker-dealers participating in the distribution of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the common shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the common shares registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the common shares. All of the foregoing may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

We will pay all expenses of the registration of the common shares pursuant to the registration rights agreement, estimated to be $3,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the common shares will be freely tradable in the hands of persons other than our affiliates.

MATERIAL CHANGES

Except as described above or otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2020 and in our Form 6-Ks incorporated by reference into this prospectus, no reportable material changes have occurred since December 31, 2020.

ENFORCEMENT OF JUDGMENTS

We are organized under the laws of Switzerland and our jurisdiction of incorporation is Geneva, Switzerland. Moreover, a number of our directors and executive officers and a number of directors of each of our subsidiaries are not residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Swiss counsel that there is doubt as to the enforceability in Switzerland of original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent predicated upon the federal and state securities laws of the United States. Original actions against persons in Switzerland based solely upon the U.S. federal or state securities laws are governed, among other things, by the principles set forth in the Swiss Federal Act on International Private Law of 1987, as amended, or PILA. This statute provides that the application of provisions of non-Swiss law by the courts in Switzerland shall be precluded if the result was incompatible with Swiss public policy. Also, mandatory provisions of Swiss law (or another law closely connected to the action) may be applicable regardless of any other law that would otherwise apply.

Switzerland and the United States do not have a treaty providing for reciprocal recognition of and enforcement of judgments in civil and commercial matters. The recognition and enforcement of a judgment of the courts of the United States in Switzerland is governed by the principles set forth in the PILA. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if:

•	the non-Swiss court had jurisdiction pursuant to the PILA;

•	the judgment of such non-Swiss court has become final and non-appealable;

•	the judgment does not contravene Swiss public policy;

•	the court procedures and the service of documents leading to the judgment were in accordance with the due process of law; and

•

no proceeding involving the same position and the same subject matter was first brought in Switzerland, or adjudicated in Switzerland, or was earlier adjudicated in a third state and this decision is recognizable in Switzerland.

LEGAL MATTERS

The validity of the common shares being offered hereby will be passed upon for us by Lenz & Staehelin, Geneva, Switzerland. Any underwriters will also be advised about the validity of the shares of common stock and other legal matters by their own counsel, which will be named in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2020 have been so incorporated in reliance on the report (which contains an emphasis of matter paragraph relating to the Company’s requirement for additional financing to fund future operations as described in Note 23 to the financial statements) of PricewaterhouseCoopers SA, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The current address of PricewaterhouseCoopers SA is Avenue Giuseppe-Motta 50, CH-1211 Geneva, Switzerland.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers and under those requirements we file reports with the SEC. Those reports may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

The SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC.

This prospectus and any prospectus supplement are part of a registration statement on Form F-3 that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement of which this prospectus forms a part. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

We also maintain a website at www.obseva.com through which you can access our SEC filings. The information set forth on our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference into this prospectus and any accompanying prospectus supplement the following documents that we have filed with the SEC:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed with the SEC on March 5, 2021;

•

our Reports on Form 6-K furnished to the SEC on January 4, 2021, January  4, 2021 (Form 6-K/A), January  11, 2021, January 13, 2021, January  19, 2021 (Form 6-K/A), January  28, 2021, February 10, 2021, February 11, 2021, February 17, 2021, March  5, 2021, March 31, 2021, April  22, 2021, May 6, 2021, May 6, 2021 (second Form 6-K filed on such date), May  20, 2021, May 25, 2021, June  1, 2021, July 27, 2021, August  5, 2021, October 13, 2021, October 13, 2021 (Form 6-K/A), October  29, 2021, November 4, 2021 and November  22, 2021.

•

the description of our common shares contained in our Annual Report on Form 20-F, filed with the SEC on March 5, 2021, including any amendments or reports filed for the purposes of updating this description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and those of our current reports on Form 6-K that we furnish to the SEC that we specifically identify in such form as being incorporated by reference into this prospectus after the date hereof and prior to the completion of an offering of securities under this prospectus.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents, either in writing to ObsEva SA, Attn: Chief Financial Officer, Chemin des Aulx, 12, 1228 Plan-les-Ouates, Geneva, Switzerland or by telephone at +41 22 552 38 40.

You also may access these filings on our website at www.obseva.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus or any prospectus supplement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus or any prospectus supplement modifies, supersedes or replaces such statement. Any statement that is modified or superseded will not constitute a part of this prospectus or any prospectus supplement, except as modified or superseded.

Up to 11,477,946 Common Shares

PROSPECTUS

November 22, 2021